Exhibit 10.33

LOAN AGREEMENT

This LOAN AGREEMENT (this “Amendment”) dated as of June 9, 2015 (the “Effective Date”) is entered into by and among Armco Metals Holdings, Inc., a Nevada corporation (the “Company”), and Kexuan Yao (the “Lender”).

Recitals

WHEREAS, the Lender is the Chairman, Chief Executive Officer and principal stockholder of the Company;

WHEREAS, between 1/1/2013 and the Effective Date hereof, the Lender advanced funds of an aggregate principal amount of $976,366 (the “Principal”) to the Company as working capital, and those advances are unsecured, non-interest bearing and due on demand;

WHEREAS, as of the Effective Date, the Company has made repayments of $ 0.00 (the “Repayments”) towards to the Principal and the amount of the unpaid Principal is $976,366;

WHEREAS, the Company and the Lender now desire to memorialize the terms and conditions of the above described advances in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.     Loan. Subject to the terms and conditions of this Agreement, the Lender made loans to the Company equal to the Principal during the period from 1/1/2013 to the Effective Date hereof (each a “Loan’ and collectively as “Loans”).

Section 2.     Terms of Loan. Subject to the terms and conditions of this Agreement, the Loans are unsecured, non-interest bearing and due on demand.

Section 3.     Repayments. The Lender acknowledges that the Company has made Repayments towards the Principal and the amount of the unpaid Principal is $976,366 as of the Effective Date.

Section 4.     Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to advances and/or loans from the Lender to the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

Section 5.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

Section 6.     Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Section 7.    Assignment and Successors. This Agreement, and all of the rights and duties of the Lender and the Company (each as applicable) hereunder, shall not be assignable or delegable without the other party’s prior written consent. Any purported assignment or delegation by the Lender in violation of the foregoing shall be null and void ab initio and of no force and effect. The rights and obligations of the Company and the Holder (each as applicable) shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

Section 8.     Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

IN WITNESS WHEREOF, the Company and the Lender have caused this Agreement to be duly executed as of the date first written above.

Company:

ARMCO METALS Holdings, INC.

By:/s/ Fengtao Wen
Name: Fengtao Wen
Title: Chief Financial Officer

Lender:

KEXUAN YAO

/s/ Kexuan Yao

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